Exhibit 99.1

ITT Reports 2016 Third-Quarter Results

Announces acquisition of Axtone, a leading manufacturer of railway technologies

Continues to see benefits from effective management of net asbestos liability

Results Highlights:

  Revenue down 3% to $582 million, Organic revenue down 10%
  Segment operating income down 21%, Adjusted segment operating income down 19%
  EPS of $0.98, Adjusted EPS of $0.58 (includes unfavorable FX of $0.04)
  Adjusts 2016 full-year guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--November 4, 2016--ITT Inc. (NYSE:ITT) today reported 2016 third-quarter financial results that reflect the benefits of a diversified portfolio, corporate efficiency and effective capital deployment in today’s challenging economic environment. During the quarter, continued weakness in oil and gas, chemical and industrial, and mining markets, was partially offset by growth and share gains in the automotive friction market, as well as incremental benefits from our 2015 acquisition of Wolverine Advanced Materials.

“In the third quarter, ITT focused on strategically managing through this difficult macro-environment, while we continued to drive long-term structural reset activities in our Industrial Process segment,” said ITT CEO and President Denise Ramos. “We have aggressively taken extensive restructuring actions since the market downturn started, but we are still navigating volatile short-cycle dynamics in the flow market that are negatively impacting our outlook for the balance of the year. However, at the same time, we’ve continued to deliver strong results in our transportation businesses and significant benefits from our strategic approach to long-term growth and value creation in areas including operational improvements, effective capital deployment and risk mitigation.

“Importantly, we have continued to drive operational improvements that help us manage through the current challenging environment and better serve our customers. In the third quarter, Motion Technologies, Interconnect Solutions and Control Technologies’ Industrial business delivered significant operational improvements that drove solid margin expansion.

“From a capital deployment perspective, we are pleased to announce today that we have an agreement to acquire Axtone, which would help us expand our strong global position in railway components. And, as it relates to returning value to shareholders, we have executed $70 million of share repurchases year-to-date.

“During the quarter, we also delivered significant progress in the area of managing and mitigating future asbestos risk. In the quarter, we recognized an $82 million pre-tax net benefit attributable to improved acceptance rates, lower average settlement costs, and benefits from our single defense firm strategy, which reduced outstanding claims and lowered defense costs. As a result, we have reduced our net liability by 10 percent in 2016.”

2016 Third-Quarter Results

All quarterly results are compared with the respective prior-year periods.

On a GAAP basis, revenue was down 3 percent to $582 million as share gains in our automotive friction business and incremental benefits from our acquisition of Wolverine Advanced Materials were more than offset by impacts from our Industrial Process business, including significant project declines in the oil and gas and mining markets and soft short-cycle pump activity. GAAP segment operating income decreased 21 percent to $67 million as the benefits from past restructuring and productivity actions and the Wolverine acquisition were offset by pricing headwinds, and lower volume and project profitability, primarily at Industrial Process. GAAP EPS decreased to $0.98 due to tax items and higher restructuring and realignment costs, partially offset by the benefit recognized as a result of the annual asbestos re-measurement.

On an adjusted basis, organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) decreased 10 percent as strong transportation growth was offset by significant project declines and softness in short-cycle pumps. Adjusted segment operating income declined 19 percent to $73 million as benefits from solid net operating productivity, restructuring and the acquisition of Wolverine were offset by lower pump volumes, pricing headwinds and lower profitability on complex projects at Industrial Process, in addition to $5 million of negative foreign exchange impacts. Adjusted EPS decreased 8 percent to $0.58 reflecting lower corporate costs, which were offset by a higher tax rate and the $0.04 per share unfavorable impact of foreign exchange.

For a reconciliation of GAAP to non-GAAP results and guidance, please click here.

2016 Third-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods.

Industrial Process designs and manufactures industrial pumps and valves for the chemical and industrial, oil and gas, and mining markets.

  Total revenue decreased 28 percent to $195 million, with organic revenue down 26 percent. Both measures reflect the impact of challenging conditions in the oil and gas, mining and chemical and industrial markets on our projects, short-cycle pumps and aftermarket businesses. Total revenue also includes the impact of unfavorable foreign exchange.
  GAAP operating income decreased 87 percent to $4 million, and adjusted segment operating income decreased 80 percent to $7 million. Both measures primarily reflect significantly lower volumes across key end markets, pricing headwinds and lower profitability on complex projects, and a $5 million negative impact from foreign exchange, which were partially offset by incremental restructuring savings.

Motion Technologies designs and manufactures braking technologies, shock absorbers and specialized sealing solutions for the automotive and rail markets.

  Total revenue increased 33 percent to $239 million, and organic revenue increased 10 percent. Both measures reflect significant share gains and market growth in global automotive brake pads in both the OEM and aftermarket. Total revenue also includes incremental revenue from the 2015 acquisition of Wolverine and the impact of unfavorable foreign exchange.
  GAAP operating income increased 37 percent to $45 million, and adjusted segment operating income increased 34 percent to $47 million. Both increases reflect higher volumes, benefits from productivity actions and favorable impacts from the acquisition of Wolverine, which were partially offset by pricing pressures.

Interconnect Solutions designs and manufactures connectors and interconnects for the transportation and industrial, aerospace and defense, and oil and gas markets.

  Total revenue decreased 5 percent to $79 million, and organic revenue declined 6 percent. Both decreases reflect significant declines in global oil and gas markets. Total revenue also reflects the impact of favorable foreign currency exchange.
  GAAP operating income increased 61 percent to $6 million and adjusted segment operating income increased 26 percent to $6 million. Both measures reflect the benefits of improved productivity and restructuring actions and $1 million of favorable foreign exchange, which were partially offset by the unfavorable impacts of volume, and pricing. GAAP operating income benefited from lower restructuring costs compared to the prior year.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  Total revenue was up 1 percent to $71 million and organic revenue increased 1 percent, primarily reflecting growth in industrial energy absorption markets.
  GAAP operating income decreased 17 percent to $12 million and adjusted segment operating income decreased 12 percent to $13 million, reflecting the benefits of favorable productivity and restructuring savings, which were offset by a favorable incentive compensation adjustment in the prior year.

Annual Asbestos Re-measurement

The company also announced that it recognized an $82 million pre-tax benefit in the third quarter as a result of its annual re-measurement of its asbestos liability and related insurance assets. This benefit reflects lower acceptance rates and lower recent average settlement values, as well as benefits from its single defense firm strategy that delivered lower defense costs. The benefit was recognized as a special item and was excluded from adjusted results.

The company also projects a favorable $5 million decrease in the net annual average (years 6-10) after-tax cash flow projections versus prior projections primarily due to its effective and comprehensive net liability management.

Fourth-Quarter 2016 Pension Settlement

ITT has initiated a program offering certain former U.S. employees with a vested pension benefit an option to take a one-time lump sum distribution as part of ITT’s overall plan to de-risk its pension plans. Based on an estimate of participants expected to accept the offer, ITT expects to recognize a non-cash pretax pension settlement charge of approximately $18-20 million in the fourth quarter of 2016. The settlement charge will be recorded as a special item and is excluded from our adjusted EPS guidance.

2016 Guidance

The company is lowering its previously announced full-year 2016 GAAP and organic revenue guidance. GAAP revenue is now expected to be down 5 percent to 6 percent, and organic revenue is expected to be down 9 to 10 percent, primarily due to lower short-cycle pump and project activity across all key end markets.

The company is also adjusting its GAAP EPS and lowering its adjusted EPS guidance primarily due to lower short-cycle volumes, lower project profitability and unfavorable foreign exchange at Industrial Process. In addition, the revised adjusted EPS guidance also reflects a higher tax rate. GAAP guidance also includes the pension settlement and the asbestos benefit from the company’s annual re-measurement. As a result, the company now expects the GAAP EPS guidance range to be $1.96 to $2.15 and the adjusted EPS guidance range to be $2.20 to $2.30.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Thursday, Nov. 18, 2016, at midnight.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2015 revenues of $2.5 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months		Nine Months
For the Periods Ended September 30	2016	2015	2016	2015
Revenue	$581.7	$601.9	$1,817.0	$1,818.8
Costs of revenue	397.8	407.0	1,232.2	1,211.0
Gross Profit	183.9	194.9	584.8	607.8
General and administrative expenses	59.2	60.2	202.2	186.8
Sales and marketing expenses	39.4	43.1	128.7	139.2
Research and development expenses	18.6	18.0	58.9	55.2
Asbestos-related benefit, net	(68.1)	(30.3)	(40.3)	(99.7)
Operating Income	134.8	103.9	235.3	326.3
Interest and non-operating expenses (income), net	0.3	(4.0)	1.5	(2.5)
Income from continuing operations before income tax expense	134.5	107.9	233.8	328.8
Income tax expense	46.1	11.4	75.3	53.0
Income from continuing operations	88.4	96.5	158.5	275.8
Income from discontinued operations, net of tax	1.8	34.2	2.0	39.3
Net income	90.2	130.7	160.5	315.1
Less: Income attributable to noncontrolling interests	0.1	-	0.2	-
Net Income attributable to ITT Inc.	$90.1	$130.7	$160.3	$315.1
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$88.3	$96.5	$158.3	$275.8
Income from discontinued operations, net of tax	1.8	34.2	2.0	39.3
Net income attributable to ITT Inc.	$90.1	$130.7	$160.3	$315.1

Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.99	$1.08	$1.77	$3.07
Discontinued operations	0.02	0.38	0.02	0.44
Net income	$1.01	$1.46	$1.79	$3.51

Diluted:
Continuing operations	$0.98	$1.07	$1.76	$3.04
Discontinued operations	0.02	0.38	0.02	0.43
Net income	$1.00	$1.45	$1.78	$3.47

Weighted average common shares - basic	89.2	89.4	89.5	89.9
Weighted average common shares - diluted	89.7	90.3	90.2	90.8

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$475.8	$415.7
Receivables, net	595.2	584.9
Inventories, net	305.1	292.7
Other current assets	139.7	204.4
Total current assets	1,515.8	1,497.7
Plant, property and equipment, net	450.3	443.5
Goodwill	784.8	778.3
Other intangible assets, net	166.4	187.2
Asbestos-related assets	319.8	337.5
Deferred income taxes	294.2	326.1
Other non-current assets	186.3	153.3
Total non-current assets	2,201.8	2,225.9
Total assets	$3,717.6	$3,723.6
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term loans and current maturities of long-term debt	$251.9	$245.7
Accounts payable	304.4	314.7
Accrued liabilities	382.6	392.7
Total current liabilities	938.9	953.1
Asbestos-related liabilities	875.7	954.8
Postretirement benefits	255.1	260.4
Other non-current liabilities	190.2	189.9
Total non-current liabilities	1,321.0	1,405.1
Total liabilities	$2,259.9	$2,358.2
Total ITT Inc. shareholders' equity	1,456.0	1,362.1
Noncontrolling interests	1.7	3.3
Total shareholders' equity	1,457.7	1,365.4
Total liabilities and shareholders' equity	$3,717.6	$3,723.6

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Nine Months Ended September 30	2016	2015
Operating Activities
Net income	$160.5	$315.1
Less: Income from discontinued operations	2.0	39.3
Less: Income attributable to noncontrolling interests	0.2	-
Income from continuing operations attributable to ITT Inc.	158.3	275.8
Adjustments to income from continuing operations:
Depreciation and amortization	76.5	63.1
Stock-based compensation	9.1	11.1
Asbestos-related benefit, net	(40.3)	(99.7)
Asbestos-related payments, net	(24.5)	(15.2)
Changes in assets and liabilities:
Change in receivables	(13.9)	(77.2)
Change in inventories	(8.9)	(6.3)
Change in accounts payable	(16.2)	(0.4)
Change in accrued expenses	(18.8)	(26.1)
Change in accrued and deferred income taxes	33.3	21.9
Other, net	(7.9)	0.1
Net Cash - Operating activities	146.7	147.1
Investing Activities
Capital expenditures	(68.1)	(64.2)
Acquisitions, net of cash acquired	(8.8)	(53.5)
Purchases of investments	(60.6)	(73.0)
Maturities of investments	113.6	68.2
Proceeds from sale of businesses and other assets	1.4	8.6
Proceeds from insurance recovery	-	2.5
Net Cash - Investing activities	(22.5)	(111.4)
Financing Activities
Commercial paper, net borrowings	56.5	10.5
Short-term revolving loans, borrowings	27.7	-
Short-term revolving loans, repayments	(78.3)	-
Long-term debt, repayments	(0.8)	(2.1)
Repurchase of common stock	(70.9)	(83.9)
Proceeds from issuance of common stock	8.8	5.5
Dividends Paid	(22.6)	(21.6)
Excess tax benefit from equity compensation activity	3.4	3.2
Other, net	(2.2)	(1.8)
Net Cash - Financing activities	(78.4)	(90.2)
Exchange rate effects on cash and cash equivalents	9.0	(23.9)
Net Cash – Operating activities of discontinued operations	5.3	(0.7)
Net change in cash and cash equivalents	60.1	(79.1)
Cash and cash equivalents - beginning of year	415.7	584.0
Cash and cash equivalents - end of period	$475.8	$504.9

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to acquisitions, dividends and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring and realignment costs, certain asset impairment charges, repositioning costs, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that adjusted segment operating income is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, repositioning costs, restructuring and realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring and realignment actions, repositioning costs, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Third Quarter 2016 & 2015

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2016	3M 2015	2016 vs. 2015	2016 vs. 2015	3M 2016	3M 2016	Adj. 2016 vs. 2015	Adj. 2016 vs. 2015

Revenues

ITT Inc. - Consolidated	581.7	601.9	(20.2)	(3.4%)	40.1	(3.1)	(57.2)	(9.5%)

Industrial Process	195.0	270.6	(75.6)	(27.9%)	-	(5.0)	(70.6)	(26.1%)
Motion Technologies	238.7	179.9	58.8	32.7%	40.1	0.5	18.2	10.1%
Interconnect Solutions	78.6	82.8	(4.2)	(5.1%)	-	1.0	(5.2)	(6.3%)
Control Technologies	70.5	69.8	0.7	1.0%	-	0.3	0.4	0.6%

Orders

Total Segment Orders	573.4	530.4	43.0	8.1%	40.6	(0.1)	2.5	0.5%

Industrial Process	198.9	208.9	(10.0)	(4.8%)	-	(2.0)	(8.0)	(3.8%)
Motion Technologies	236.8	177.5	59.3	33.4%	40.6	1.0	17.7	10.0%
Interconnect Solutions	72.1	83.5	(11.4)	(13.7%)	-	0.8	(12.2)	(14.6%)
Control Technologies	67.1	62.1	5.0	8.1%	-	0.2	4.8	7.7%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Third Quarter 2016 & 2015
(In Millions)

	3M 2016	3M 2016		3M 2016	3M 2015	3M 2015		3M 2015	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2016 vs. 2015		As Adjusted 2016 vs. 2015

Revenue:
Industrial Process	195.0			195.0	270.6			270.6	(27.9%)		(27.9%)
Motion Technologies	238.7			238.7	179.9			179.9	32.7%		32.7%
Interconnect Solutions	78.6			78.6	82.8			82.8	(5.1%)		(5.1%)
Control Technologies	70.5			70.5	69.8			69.8	1.0%		1.0%
Intersegment eliminations	(1.1)			(1.1)	(1.2)			(1.2)
Total Revenue	581.7			581.7	601.9			601.9	(3.4%)		(3.4%)

Operating Margin:
Industrial Process	2.2%	150	BP	3.7%	12.6%	70	BP	13.3%	(1,040)	BP	(960)	BP
Motion Technologies	18.9%	70	BP	19.6%	18.3%	120	BP	19.5%	60	BP	10	BP
Interconnect Solutions	7.4%	-	BP	7.4%	4.3%	130	BP	5.6%	310	BP	180	BP
Control Technologies	16.5%	180	BP	18.3%	20.1%	100	BP	21.1%	(360)	BP	(280)	BP
Total Operating Segments	11.5%	100	BP	12.5%	14.1%	90	BP	15.0%	(260)	BP	(250)	BP

Income (loss):
Industrial Process	4.3	2.9		7.2	34.0	1.9		35.9	(87.4%)		(79.9%)
Motion Technologies	45.2	1.7		46.9	33.0	2.1		35.1	37.0%		33.6%
Interconnect Solutions	5.8	-		5.8	3.6	1.0		4.6	61.1%		26.1%
Control Technologies	11.6	1.3		12.9	14.0	0.7		14.7	(17.1%)		(12.2%)
Total Segment Operating Income	66.9	5.9		72.8	84.6	5.7		90.3	(20.9%)		(19.4%)

Note: Immaterial differences due to rounding.
Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter 2016 & 2015
(In Millions, except per share amounts)
										Percent Change
	Q3 2016	Non-GAAP		Q3 2016	Q3 2015	Non-GAAP		Q3 2015	2016 vs. 2015	2016 vs. 2015
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	66.9	5.9	#A	72.8	84.6	5.7	#A	90.3

Corporate (Expense)	67.9	(67.4)	#B	0.5	19.3	(30.3)	#B	(11.0)

Operating Income	134.8	(61.5)		73.3	103.9	(24.6)		79.3

Interest Income (Expense)	(0.2)	(0.5)	#C	(0.7)	3.1	(3.4)	#C	(0.3)
Other Income (Expense)	(0.1)	-		(0.1)	0.9	(1.6)	#D	(0.7)

Income from Continuing Operations before Tax	134.5	(62.0)		72.5	107.9	(29.6)		78.3

Income Tax (Expense)	(46.1)	25.7	#E	(20.4)	(11.4)	(10.0)	#E	(21.4)

Income from Continuing Operations	88.4	(36.3)		52.1	96.5	(39.6)		56.9

Less: Non Controlling Interest	0.1	-		0.1	-	-		-

Income from Continuing Operations - ITT Inc.	88.3	(36.3)		52.0	96.5	(39.6)		56.9

EPS from Continuing Operations	0.98	(0.40)		0.58	1.07	(0.44)		0.63	(0.05)	(7.9%)

Note: Amounts may not calculate due to rounding.

#A	-	2016 includes restructuring and realignment costs ($5.3M); acquisition related costs ($0.6M).
#A	-	2015 includes restructuring and realignment costs ($3.2M); acquisition costs related to Wolverine ($2.1M) and Hartzell backlog amortization ($0.4M).

#B	-	2016 includes realignment costs of ($0.7M); asbestos related income of ($68.1M).
Note: ($68.1M) net asbestos related income includes adjustment to maintain 10 year accrual ($13.7M) and remeasurement income of ($81.8M).
#B	-	2015 includes net asbestos related income of ($30.3M).
Note: ($30.3M) net asbestos related income includes adjustment to maintain 10 year accrual ($15.7M), remeasurement income of ($44.8M) and ($1.2M) for a settlement with an insurance carrier.

#C	-	Interest income for a change in uncertain tax position for both 2016 & 2015.

#D	-	2015 Other income related to recognition of receivable entitled under the Tax Matters Agreement.

#E	-

2016 includes various tax-related special items, including tax expense on distribution of foreign earnings ($1.9M), tax expense on undistributed foreign earnings ($21.7M), tax benefit on valuation allowance changes ($4.5M), tax benefit on return to accruals ($3.9M), tax benefit for changes in uncertain tax positions ($11.0M), in addition to the tax impact of other operating special items.

#E	-	2015 includes various tax-related special items including changes in tax benefit related to the closing of the IRS Audit ($18.0M), offset by the tax expense of other operating special items ($8.0M).

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2016 & 2015
(In Millions)

	9M 2016	9M 2015

Net Cash - Operating Activities	146.7	147.1

Capital Expenditures	68.1	64.2

Free Cash Flow	78.6	82.9

Realignment Related Cash Payments, including Capex	4.2	2.8
Restructuring Cash Payments	22.7	19.5
Asbestos Cash Payments, net	24.5	15.2

Adjusted Free Cash Flow	130.0	120.4

Income from Continuing Operations - ITT Inc.	158.3	275.8

Special Items	7.2	(96.8)

Income from Continuing Operations - ITT Inc., Excluding
Special Items	165.5	179.0

Adjusted Free Cash Flow Conversion	78.5%	67.3%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2016

	2016 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$1.96	$2.15

Estimated Asbestos Related (Benefit), Net of Tax	(0.14)	(0.17)

	$1.82	$1.98

Pension Settlement Charge, Net of Tax	0.14	0.13

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.31	0.26

Acquisition Related Costs, Net of Tax	0.03	0.03

Other Special Tax Items	(0.10)	(0.10)

EPS from Continuing Operations - Adjusted	$2.20	$2.30

CONTACT:
ITT Inc.
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com